Exhibit 99.1

Gener8 Maritime, Inc. Announces Third Quarter 2017 Financial Results

New York, NY, November 9, 2017 — Gener8 Maritime, Inc. (NYSE: GNRT) (“Gener8 Maritime” or the “Company”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three months and nine months ended September 30, 2017.

Highlights

•                  Recorded net loss of $67.5 million, or $0.81 basic and diluted loss per share, for the three months ended September 30, 2017, compared to a net loss of $37.4 million, or $0.45 basic and diluted loss per share for the same period in the prior year.

•                  Recorded adjusted net loss of $32.1 million, or $0.39 basic and diluted adjusted loss per share, for the three months ended September 30, 2017, compared to adjusted net loss of $0.7 million or $0.01 basic and diluted adjusted loss per share for the same period in the prior year.

•                  Increased full fleet “ECO” operating days to 57.4% in the three months ended September 30, 2017, compared to 35.6% in the same period in the prior year.

•                  Entered into an agreement to lower the final installment payment for the ECO VLCC newbuilding Gener8 Nestor by $19.3 million and took delivery of the vessel on October 9, 2017.

•                  Entered into a series of transactions that are expected to increase cash on the balance sheet by approximately $99.2 million and reduce total indebtedness by approximately $187.7 million.  These transactions include:

•                  Sold the following vessels for net cash proceeds of $65.9 million after debt repayment of $124.0 million and release of working capital from the Navig8 pools:

•                  A 2002-built Aframax (Gener8 Elektra), two 1999-built Suezmax tankers (Gener8 Horn and Gener8 Phoenix), and two 2016-built VLCCs (Gener8 Noble and Gener8 Theseus)

•                  Subsequent to the end of the quarter, sold or entered into agreements to sell the following vessels for expected net cash proceeds of $33.2 million after debt repayment of $63.8 million and release of working capital from the Navig8 pools:

•                  A 2003-built Aframax (Gener8 Pericles), a 2000-built Suezmax (Gener8 Argus), a 2002-built VLCC (Gener8 Poseidon), and a 2010-built VLCC (Gener8 Zeus)

“We have taken a series of steps this year to enhance our fleet profile, increase liquidity, and improve our balance sheet,” said Peter Georgiopoulos, Chairman and Chief Executive Officer of Gener8 Maritime. “By the end of this year, we expect that over 75% of our fleet will be comprised of ECO VLCCs on a DWT basis.  The incremental earnings potential of our ECO VLCCs has been demonstrated over a number of quarters in both weak and strong tanker markets.  Combined with reduced breakeven costs resulting from our unscheduled debt repayments, we believe that we have positioned Gener8 to stay competitive in the current weak rate environment and outperform the market when it recovers.”

Leo Vrondissis, Chief Financial Officer, added, “It is important to note that almost all of the vessels we have sold this year were financed under the Company’s more expensive debt facility; this was done strategically to strengthen our balance sheet.  In 2017 through the end of the third quarter, Gener8 has made unscheduled debt repayments of over $163 million, and we expect to prepay approximately $64 million of additional outstanding debt following vessel sales that have closed or are expected to close subsequent to the end of the third quarter. Also, following a period of approximately two years in which we lowered the debt outstanding in our Refi Facility from $581 million down to approximately $188 million after giving effect to the foregoing prepayments, quarterly scheduled principal repayments of this facility will decrease by approximately $11 million.  The effect will be a decrease in our total quarterly scheduled debt amortization payments of approximately 33% from June 30, 2017 to the beginning of 2018, which will have a significant positive impact on our daily cash breakeven amount.”

Fleet Performance

The average TCE rates earned by Gener8 Maritime’s vessels are detailed below:

Gener8 Maritime Average Daily TCE Rates(1)

	Three Months Ended
	Sep-17	Sep-16
VLCC
Average Spot TCE Rate	$19,063	$27,493
Average Time Charter TC Rate	—	—

SUEZMAX
Average Spot TCE Rate	$10,615	$18,281
Average Time Charter TC Rate	—	—

AFRAMAX
Average Spot TCE Rate	$5,713	$12,549
Average Time Charter TC Rate	—	—

PANAMAX
Average Spot TCE Rate	-$907	$11,259
Average Time Charter TC Rate	—	—

FULL FLEET
Average Spot TCE Rate	$15,757	$21,887
Average Time Charter TC Rate	—	—

(1)           Time Charter Equivalent, or “TCE,” is a measure of the average daily revenue performance of a vessel. The Company calculates TCE by dividing net voyage revenue by total operating days for its fleet. Net voyage revenues are voyage revenues minus voyage expenses. The Company evaluates its performance using net voyage revenues. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by its vessels. Please refer to the tables at the end of this release for a reconciliation of TCE and net voyage revenues to voyage revenues.  Spot TCEs include all spot voyages for the Company’s vessels, including those that were in Navig8 pools.

Third Quarter 2017 Results Summary

The Company recorded net loss for the three months ended September 30, 2017 of $67.5 million, or $0.81 basic and diluted loss per share, compared to net loss of $37.4 million, or $0.45 basic and diluted loss per share, for the prior year period.

Adjusted net loss was $32.1 million, or $0.39 basic and diluted adjusted loss per share, for the three months ended September 30, 2017, compared to adjusted net loss of $0.7 million, or $0.01 basic and diluted adjusted loss per share, for the prior year period.

Adjusted EBITDA for the three months ended September 30, 2017 was $15.9 million, compared to $34.9 million for the prior year period. Please refer to the tables at the end of this press release for a reconciliation of adjusted net income and adjusted EBITDA to net income.

The average daily spot TCE rate obtained by the Company’s VLCC fleet, including its vessels that were deployed in the Navig8 pools, was $19,063 for the three months ended September 30, 2017. During the three months ended September

30, 2017, the Company’s “ECO” VLCC fleet earned an average daily TCE rate of $20,256 and the Company’s non-”ECO” VLCC fleet earned an average daily TCE rate of $12,974.  The average daily TCE rate obtained by the Company on a full-fleet basis was $15,757 during the three months ended September 30, 2017, compared to $21,887 for the prior year period.

Net voyage revenues, which are voyage revenues minus voyage expenses, decreased by $21.2 million, or 30.7%, to $47.9 million for the three months ended September 30, 2017 compared to $69.1 million for the prior year period.  The decrease in net voyage revenues was primarily attributable to the decrease in the Company’s average daily fleet TCE rate by $6,130, or 28.0%, to $15,757 for the three months ended September 30, 2017 compared to $21,887 for the prior year period.  The decrease in the Company’s average daily fleet TCE rate resulted in a decrease in net voyage revenue of approximately $19.4 million during the three months ended September 30, 2017 compared to the prior year period.

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, and maintenance and repairs for owned vessels decreased by $0.7 million, or 2.4%, to $26.3 million for the three months ended September 30, 2017 compared to $27.0 million for the prior year period.

General and administrative expenses decreased by $0.2 million, or 2.7%, to $6.9 million for the three months ended September 30, 2017, compared to $7.1 million in the prior year period.

Depreciation and amortization increased by $2.5 million, or 11.0%, to $25.6 million for the three months ended September 30, 2017 compared to $23.1 million for the prior year period. The increase in depreciation and amortization was primarily due to an increase in vessel depreciation of $2.9 million, or 14.0%, to $23.7 million for the three months ended September 30, 2017 compared to $20.8 million in the prior year period primarily due to an increase in depreciation related to new vessel deliveries, partially offset by a decrease in depreciation due to the sale of older vessels since September 30, 2016.

Loss on disposal of vessels, net increased by $26.1 million, to $36.9 million for the three months ended September 30, 2017 compared to a loss of $10.8 million for the prior year period. The loss on disposal of vessels, net during the three months ended September 30, 2017, was primarily related to sales of the Gener8 Horn and the Gener8 Phoenix and the expected sales of the Gener8 Poseidon and Gener8 Pericles.

Net interest expense increased by $8.8 million, or 64.6%, to $22.5 million for the three months ended September 30, 2017 compared to $13.7 million for the prior year period.  The increase was primarily attributable to the decrease in capitalized interest of $5.8 million, or 86.3%, to $0.9 million for the three months ended September 30, 2017 compared to $6.7 million in the prior year period related to the capitalization of interest expense associated with vessels under construction as a result of the funding of the acquisition of the Company’s VLCC newbuildings. Also contributing to the increase in interest expense, net during the three months ended September 30, 2017, was an increase of $2.6 million in amortization of deferred financing costs, primarily related to the write-off of deferred financing costs associated with the recent sales of the Gener8 Noble and Gener8 Theseus.

Other income (expense), net increased by $1.5 million, or 97.4%, to $3.0 million for the three months ended September 30, 2017 compared to $1.5 million for the prior year period. Other income (expense), net primarily included the impact of our interest rate swap agreements. During the three months ended September 30, 2017, we recognized in earnings $2.6 million, as other income (expense), net, related to the impact of our interest rate swap agreements.

As of September 30, 2017, the Company’s cash balance was $184.7 million, compared to $94.7 million as of December 31, 2016. As of September 30, 2017, the Company’s total debt was $1.4 billion and net debt was $1.2 billion. Please refer to the tables at the end of this press release for a reconciliation of net debt to total debt.

As of September 30, 2017, there were 82,988,946 shares of the Company’s common stock outstanding.

Subsequent Events

On August 21, 2017 the Company entered into agreements for the sale of the 2003-built Aframax tanker the Gener8 Pericles for gross proceeds of $11.0 million. As of September 30, 2017, the Company classified the Gener8 Pericles as Current assets - held for sale, in the condensed consolidated balance sheet. On October 18, 2017, the sale was finalized and the Company used the net proceeds to repay $7.8 million of the related portion of the senior secured debt outstanding under the Refinancing Facility associated with the vessel.

On October 9, 2017, the Company, took delivery of the Gener8 Nestor, a 2017-built VLCC newbuilding. Upon delivery, the Gener8 Nestor entered into the VL8 Pool. On October 9, 2017, the Company borrowed $48.0 million under the Korean Export Credit Facility and used $29.0 million of this amount to fund the delivery of the Gener8 Nestor. At the time of the delivery, the Company has made all shipyard installment payments and there is no outstanding payable balance.

On October 25, 2017 the Company entered into agreements for the sale of the 2010-built VLCC tanker the Gener8 Zeus for gross proceeds of $53.0 million.  On November 6, 2017 the sale was finalized and the Company used the net proceeds to repay approximately $34.2 million of the related portion of the senior secured debt outstanding under the Refinancing Facility associated with the vessel.

On October 18, 2017 the Company entered into agreements for the sale of the 2000-built Suezmax tanker the Gener8 Argus for gross proceeds of $11.0 million. On October 30, 2017, the sale was finalized and the Company used the net proceeds to repay $7.7 million of the related portion of the senior secured debt outstanding under the Refinancing Facility associated with the vessel.

On November 8, 2017 the Company entered into an amendment to a term loan facility entered into on December 1, 2015 (the “Sinosure Credit Facility”) in order to conform certain financial covenants to those in the Refinancing Facility and the Korean Export Credit Facility. Pursuant to the amendment, the debt service coverage ratio, under the Sinosure Credit Facility was replaced with a conforming interest expense coverage ratio, which tests consolidated EBITDA to cash interest expense, each as defined in the Sinosure Credit Facility. The amendment also revised the consolidated leverage ratio under the Sinosure Credit Facility from 0.65 to 0.60 to conform to the other two credit facilities.  As of September 30, 2017, the Company was in compliance with all financial covenants that were in effect on such date under its credit facilities.

Gener8 Maritime Fleet Profile (as of November 9, 2017)(1)

Vessels on the Water

	Type	Vessel Name	DWT	Year Built	Employment

1	VLCC	Gener8 Nestor	297,638	2017	VL8 Pool
2	VLCC	Gener8 Ethos	298,991	2017	VL8 Pool
3	VLCC	Gener8 Hector	297,363	2017	VL8 Pool
4	VLCC	Gener8 Miltiades	301,038	2016	VL8 Pool
5	VLCC	Gener8 Oceanus	299,011	2016	VL8 Pool
6	VLCC	Gener8 Perseus	299,392	2016	VL8 Pool
7	VLCC	Gener8 Macedon	298,991	2016	VL8 Pool
8	VLCC	Gener8 Chiotis	300,973	2016	VL8 Pool
9	VLCC	Gener8 Constantine	299,011	2016	VL8 Pool
10	VLCC	Gener8 Andriotis	301,014	2016	VL8 Pool
11	VLCC	Gener8 Apollo	301,417	2016	VL8 Pool
12	VLCC	Gener8 Ares	301,587	2016	VL8 Pool
13	VLCC	Gener8 Hera	301,619	2016	VL8 Pool
14	VLCC	Gener8 Nautilus	298,991	2016	VL8 Pool
15	VLCC	Gener8 Success	300,932	2016	VL8 Pool
16	VLCC	Gener8 Supreme	300,933	2016	VL8 Pool
17	VLCC	Gener8 Athena	299,999	2015	VL8 Pool
18	VLCC	Gener8 Strength	300,960	2015	VL8 Pool
19	VLCC	Gener8 Neptune	299,999	2015	VL8 Pool
20	VLCC	Gener8 Atlas	306,005	2007	VL8 Pool
21	VLCC	Gener8 Hercules	306,543	2007	VL8 Pool
22	Suezmax	Gener8 Spartiate	164,925	2011	Suez8 Pool
23	Suezmax	Gener8 Maniate	164,715	2010	Suez8 Pool
24	Suezmax	Gener8 St. Nikolas	149,876	2008	Suez8 Pool
25	Suezmax	Gener8 Kara G	150,296	2007	Suez8 Pool
26	Suezmax	Gener8 George T	149,847	2007	Suez8 Pool
27	Suezmax	Gener8 Harriet G	150,296	2006	Suez8 Pool
28	Aframax	Gener8 Defiance	105,538	2002	Spot
29	Panamax	Gener8 Companion	72,749	2004	Spot
30	Panamax	Genmar Compatriot	72,749	2004	Spot
	Vessels on the Water Total		7,493,398

(1)         Excludes assets held for sale

Financial Information

Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2017 and 2016

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
VOYAGE REVENUES:
Navig8 pool revenues	$47,887	$65,529	$238,573	$270,960
Time charter revenues	—	—	—	9,278
Spot charter revenues	3,139	6,730	10,414	22,023
Total voyage revenues	51,026	72,259	248,987	302,261
Voyage expenses	3,133	3,159	6,987	9,710
Net voyage revenues	47,893	69,100	242,000	292,551

OPERATING EXPENSES:
Direct vessel operating expenses	26,324	26,980	83,225	77,041
Navig8 charterhire expenses	6	19	6	3,240
General and administrative	6,936	7,128	24,988	22,240
Depreciation and amortization	25,653	23,118	80,127	60,622
Goodwill impairment	—	26,291	—	26,291
Loss on disposal of vessels, net	36,941	10,756	114,644	10,177
Total operating expenses	95,860	94,292	302,990	199,611

OPERATING (LOSS) INCOME	$(47,967)	$(25,192)	$(60,990)	$92,940

OTHER EXPENSES:
Interest expense, net	(22,542)	(13,699)	(63,040)	(31,355)
Other financing costs	—	(2)	(55)	(8)
Other income (expense), net	3,041	1,542	936	(75)
Total other expenses	(19,501)	(12,159)	(62,159)	(31,438)
NET (LOSS) INCOME	$(67,468)	$(37,351)	$(123,149)	$61,502

(LOSS) INCOME PER COMMON SHARE
Basic	$(0.81)	$(0.45)	$(1.48)	$0.74
Diluted	$(0.81)	$(0.45)	$(1.48)	$0.74

Selected Balance Sheet Data

	September 30,	December 31,
BALANCE SHEET DATA, at end of period	2017	2016
(Dollars in thousands)
Cash & cash equivalents	$184,677	$94,681
Current assets, including cash	274,050	215,285
Total assets	2,704,944	2,992,669
Current liabilities, incl. current portion of LTD	168,687	216,566
Current portion of LTD	138,297	181,023
Total LTD, incl. current portion & excl. discount	1,412,896	1,581,951
Shareholders’ equity	1,312,738	1,437,411

Reconciliation Tables

EBITDA represents net income (loss) plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table below, which represent certain non-cash, one-time and other items that the Company’s believes are not indicative of the ongoing performance of its core operations. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash, one-time and other items, as well as commitment fees. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this presentation because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered in isolation or used as alternatives to net income, operating income, cash flow from operating activity or any other indicator of the Company’s operating performance or liquidity required by GAAP. The Company’s presentation of EBITDA, Adjusted EBITDA and Adjusted Net Income is intended to supplement investors’ understanding of its operating performance by providing information regarding its ongoing performance that exclude items the Company believes do not directly affect its core operations and enhancing the comparability of its ongoing performance across periods. The Company presents Adjusted EBITDA and Adjusted Net Income in addition to EBITDA and Net Income because Adjusted EBITDA and Adjusted Net Income eliminate the impact of additional non-cash, one-time and other items not associated with the ongoing performance of its core operations, including charges associated with stock-based compensation, gains and losses on the sale of vessels and costs associated with its financing activities, that the Company believes further reduce the comparability of the ongoing performance of its core operations across periods. The Company’s management considers EBITDA, Adjusted EBITDA and Adjusted Net Income to be useful to investors because such performance measures provide information regarding the profitability of its core operations and facilitate comparison of its operating performance to the operating performance of the Company’s peers. Additionally, the Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. While the Company believes these measures are useful to investors, the definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to similar measures used by other companies. In addition, these definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments.

Please see below for a reconciliation of the following adjusted amounts to Net Income (dollars in thousands)

	Three Months Ended		Nine Months Ended
	Sep-17	Sep-16	Sep-17	Sep-16
Net (Loss) Income	$(67,468)	$(37,351)	$(123,149)	$61,502

+ Goodwill Impairment	—	26,291	—	26,291
+ Stock-based compensation expense	772	1,444	3,607	4,299
+ Loss on disposal of vessels, net	36,941	10,756	114,644	10,177
+ Other financing costs	—	2	55	8
+ Professional fees related to interest rate swaps	—	—	260	327
+ Commitment Fees	174	1,235	624	4,547
+ Impact of interest rate swaps fair value	(2,639)	(1,560)	(530)	—
+ Non-cash G&A expenses, excluding stock-based compensation(1)	132	(1,504)	1,792	(2,389)
+ Loss on litigation	—	—	400	—
Net (Loss) Income, adjusted	$(32,088)	$(687)	$(2,297)	$104,762

Weighted average shares outstanding, basic, in thousands	82,989	82,682	82,976	82,681
Weighted average shares outstanding, diluted, in thousands	82,989	82,682	82,976	82,681

Basic net (loss) income per share, adjusted	$(0.39)	$(0.01)	$(0.03)	$1.27
Diluted net (loss) income per share, adjusted	$(0.39)	$(0.01)	$(0.03)	$1.27

	Three Months Ended		Nine Months Ended
	Sep-17	Sep-16	Sep-17	Sep-16
Net (Loss) Income	$(67,468)	$(37,351)	$(123,149)	$61,502
+ Interest expense, net	22,542	13,699	63,040	31,355
+ Depreciation and amortization	25,653	23,118	80,127	60,622
EBITDA	$(19,273)	$(534)	$20,018	$153,479

+ Goodwill Impairment	—	26,291	—	26,291
+ Stock-based compensation expense	772	1,444	3,607	4,299
+ Loss on disposal of vessels, net	36,941	10,756	114,644	10,177
+ Other financing costs	—	2	55	8
+ Professional fees related to interest rate swaps	—	—	260	327
+ Impact of interest rate swaps fair value	(2,639)	(1,560)	(530)	—
+ Non-cash G&A expenses, excluding stock-based compensation(1)	132	(1,504)	1,792	(2,389)
+ Loss on litigation	—	—	400	—
EBITDA, adjusted	$15,933	$34,895	$140,246	$192,192

(1) Non-cash G&A expenses, excluding stock-based compensation expense, include accounts receivable reserves, amortization of lease assets that were recorded in connection with fresh start accounting and amortization of straight line rent expense.  The presentation of prior year amounts have been conformed to the current year presentation.

Net debt represents total debt less cash, discounts and deferred financing costs.  Net debt is included is this presentation because it is used by management and certain investors as a measure of the Company’s overall liquidity, financial flexibility and leverage. Furthermore, certain investors, creditors, and credit analysts monitor the Company’s net debt as part of their assessments of its business.  Net debt is not recognized by GAAP, and should not be considered in isolation or used as alternatives financial condition or liquidity required by GAAP. In particular, the Company typically needs a portion of its cash for purposes other than debt reduction. The deduction of these items from total debt in the calculation of net debt should thus not be understood to mean that any of these items are available exclusively for debt reduction at any given time.

Long-term debt reconciliation table

Please see below for a reconciliation of the following adjusted amounts to long-term debt (dollars in thousands)

	September 30,	December 31,
Reconciliation of total long-term debt	2017	2016
Long-term debt	$1,274,599	$1,400,928
Current portion of long-term debt	138,297	181,023
Total long-term debt, incl. current portion	$1,412,896	$1,581,951

Net Voyage Revenue & Operating Days Reconciliation Tables

Gener8 Maritime Net Voyage Revenue & Operating Days

	Three Months Ended
(Dollars in thousands, except Operating Days data)	Sep-17	Sep-16
VLCC
ECO Fleet Net Voyage Revenue (1)	$35,307	$31,912
ECO Fleet Operating Days (1)	1,743	1,124
Non-ECO Fleet Net Voyage Revenue (1)	$4,437	$12,173
Non-ECO Fleet Operating Days (1)	342	479
Spot Charter & Navig8 Pool Net Voyage Revenues	$39,744	$44,085
Spot Charter & Navig8 Pool Operating Days	2,085	1,603

Time Charter Revenue	$—	$—
Time Charter Operating Days	—	—

SUEZMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$7,179	$18,414
Spot Charter & Navig8 Pool Operating Days	676	1,007

Time Charter Revenue	$—	$—
Time Charter Operating Days	—	—

AFRAMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$915	$4,546
Spot Charter & Navig8 Pool Operating Days	160	362

PANAMAX
Spot Charter Net Voyage Revenue	$(107)	$2,072
Spot Operating Days	118	184

Gener8 Maritime Full Fleet Net Voyage Revenues

	Three Months Ended
(Dollars in thousands)	Sep-17	Sep-16
Total Voyage Revenues	$51,026	$72,259
Total Voyage Expenses	3,133	3,159
Total Net Voyage Revenues	$47,893	$69,100

(1) Includes all spot voyages for the Company’s vessels, including those that were in the Navig8 Pools.

Conference Call Information

A conference call to discuss the results will be held today, November 9, 2017 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-844-802-2435, or for international callers, 1-412-317-5128, and requesting to be joined into the Gener8 Maritime call.  A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-344-7529 or for international callers, 1-412-317-0088. The pass code for the replay is 10114095. The replay will be available until November 16, 2017.

A live webcast of the conference call will also be available under the Investor Relations section at www.gener8maritime.com. The Company plans to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About Gener8 Maritime

As of November 9, 2017, Gener8 Maritime has a fleet of 31 wholly-owned vessels comprised of 22 VLCCs, 6 Suezmaxes, one Aframax, and two Panamax tankers.  Gener8 Maritime’s fleet has a total carrying capacity of approximately 7.8 million deadweight tons (“DWT”) and an average age of approximately 3.2 years on a DWT basis. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investors section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not historical facts and are based on management’s current beliefs, expectations, estimates and projections about future events, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the significant customers of the Company’s or of the commercial pools in which the Company participates; (ii) changes in the values of the Company’s vessels, newbuildings or other assets; (iii) the failure of the Company’s significant customers, shipyards, pool managers or technical managers to perform their obligations owed to the Company; (iv) the loss or material downtime of significant vendors and service providers; (v) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (vi) termination or change in the nature of the Company’s relationship with any of the commercial pools in which it participates; (vii) changes in demand for the Company’s services; (viii) a material decline or prolonged weakness in rates in the tanker market; (ix) changes in production of or demand for oil and petroleum products, generally or in particular regions; (x) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (xi) adverse weather and natural disasters, acts of piracy, terrorist attacks and international hostilities and instability; (xii) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (xiii) actions taken by regulatory authorities; (xiv) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xv) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xvi) any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery; (xvii) the highly cyclical nature of the oil-shipping industry; (xviii) changes in the typical seasonal variations in tanker charter rates; (xix) changes in the cost of other modes of oil transportation; (xx) changes in oil transportation technology; (xxi) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xxii) changes in general political conditions; (xxiii) the adequacy of insurance to cover the Company’s losses, including in connection with maritime accidents or spill events; (xxiv) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xxv) changes in the itineraries of the Company’s vessels; (xxvi) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxvii) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire or sell vessels and borrow under its existing financing arrangements; (xxviii) the effect of the Company’s indebtedness on its ability to finance operations, pursue desirable business operations and successfully run its business in the future; (xxix) financial market conditions; (xxx) sourcing, completion and funding of financing on acceptable terms; (xxxi) the Company’s ability to generate sufficient cash to service its indebtedness and comply with the covenants and conditions under the Company’s debt obligations; (xxxii) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies; and (xxxiii) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its subsequent reports on Form 10-Q and Form 8-K. Accordingly the reader is cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

+1 (212) 763-5633

ir@gener8maritime.com